EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Pain Therapeutics, Inc.:

We consent to the use of our report dated March 1, 2002, with respect to the statements of operations, stockholders’ equity (deficit), and cash flows of Pain Therapeutics, Inc. for the year ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

May 7, 2004